UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 16, 2003
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                             ST. JUDE MEDICAL, INC.
                             ----------------------
             (Exact name of registrant as specified in its chapter)

Minnesota                               0-8672                   41-1276891
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(State or other jurisdiction            (Commission            (IRS Employer
of incorporation)                       File Number)         Identification No.)


One Lillehei Plaza, St. Paul, MN                                  55117
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(Address of principal executive offices)                        (Zip Code)


        Registrant's telephone number, including area code (651) 483-2000
                                                           --------------

                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)


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Item 9. Regulation FD Disclosure
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ST. JUDE MEDICAL REPORTS RECORD FIRST QUARTER SALES AND EARNINGS

St. Paul, MN, April 16, 2003 -- St. Jude Medical, Inc. (NYSE:STJ) today reported results for the first quarter ended March 31, 2003. The Company reported record net sales of $441.4 million, an increase of 18.9% compared to the $371.2 million reported in the first quarter of 2002. Sales increased 14.7% on a constant currency basis as favorable currency comparisons increased first quarter sales by about $15.7 million. Earnings for the first quarter of 2003 were $80.0 million, also a record, a $17.9 million or 28.8% increase over net earnings of $62.1 million in the first quarter of 2002. Earnings per diluted share were $.43 in the first quarter of 2003, a 26.5% increase over the $.34 reported in the first quarter of 2002.

Commenting on first quarter 2003 results, St. Jude Medical Chairman and Chief Executive Officer Terry L. Shepherd said, "We are pleased with this strong first quarter performance. The markets we participate in continue to be robust and our first quarter results reflect strong sales in several product categories led by implantable cardioverter defibrillator (ICD) and vascular closure devices. Total sales increased approximately 19% over a strong first quarter of 2002. Gross margin and SG&A productivity gains were right on track reflecting our commitment to continuous improvement and operating discipline. EPS of $.43 increased more than 26% compared to the first quarter of 2002. Another strong cash flow quarter allowed us to increase our cash reserves prior to financing the Getz transaction."

Shepherd added, "Our high-voltage cardiac rhythm management product line continued the strong momentum we saw throughout last year with first quarter ICD sales of $102 million, an increase of 55% over the first quarter of 2002. Our down-sized Epic(TM) ICD family, launched in October, is now our best selling ICD product family in the United States and contributed to our continued excellent growth and share gain in the ICD market. Epic(TM) ICDs are the smallest, lightest ICDs to deliver 30 joules of energy. The European launch of the single coil version of the Riata(R) ICD lead contributed to first quarter results as well. The Epic(TM) Plus, our next generation ICD family incorporating our clinically proven AF Suppression(TM) technology, remains on track for worldwide launch during the second quarter."

Shepherd continued, "We passed another important milestone in our CRM business on March 28 when we announced that the number of implants in our RHYTHM study had reached the minimum number required by the protocol. The RHYTHM study is designed to test the safety and efficacy of the Model V-338 Epic(TM) HF ICD system which is used to treat heart failure patients who are also at risk of dangerously fast ventricular tachyarrhythmias. We believe the complex nature of heart failure and ventricular tachyarrhythmias can benefit from an advanced product such as the Epic(TM) HF ICD, which combines many of St. Jude Medical's most sophisticated cardiac rhythm management technologies - pacemaker therapy, defibrillation therapy, and left-heart stimulation - in one device. We remain on track for U.S. approval of the Epic(TM) HF in the first half of 2004. We also received an Investigational Device Exemption (IDE) from the U.S. Food and Drug Administration (FDA) authorizing the addition of the QuickSite(TM)


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Left Heart Pacing Lead to the system of devices being studied in its RHYTHM study. The QuickSite(TM) 1056K lead is St. Jude Medical's latest pacing lead designed specifically for placement in the coronary sinus to enable left ventricular pacing in cardiac resynchronization applications. The lead incorporates a number of unique and important new features.

 "In our low-voltage cardiac rhythm management product line, first quarter worldwide pacing sales of $192 million represented an increase of 6%, consistent with our expectations and guidance," Shepherd stated. "U.S. pacemaker sales decreased 3%, reflecting an emerging trend in this market that some patients may now be indicated for ICD therapy who previously might have received a pacemaker. We expect this trend to continue in the U.S. for the balance of 2003. International pacing sales were strong, up about 21%. We recently announced FDA approval for market release of the Identity(R) ADx DR and Identity(R) ADx XL DR pacemakers. U.S. launch of these Identity(R) ADx DR models, the world's most advanced pacemakers, is planned next month. The St. Jude Medical Identity(R) ADx pacemakers are the first models in the Company's Team ADx product family, incorporating unique AT/AF discrimination and diagnostic features. This product family builds upon innovations in previous St. Jude Medical pacemakers including the AF Suppression(TM) algorithm and the BEAT-BY-BEAT(TM) AutoCapture(TM) Pacing System. Other Team ADx models and the Integrity(R) ADx and Verity(TM) ADx pacemakers will follow the Identity(R) ADx later this year, offering physicians more choices in feature sets and header configurations. Earlier this week, we announced FDA approval of the IsoFlex(R) S pacing lead and the first implant of the IsoFlex(R) P pacing lead.

"Completing our array of product technologies for managing cardiac rhythm disorders, sales of our electrophysiology (EP) catheter line increased about 17% over last year in line with our expectations. The Livewire Cannulator(TM), a unique steerable catheter designed to access the coronary sinus in conjunction with a guiding introducer, like the Seal-Away(TM) CS, during permanent lead placement for cardiac resynchronization therapy is the latest addition to our full line of electrophysiology (EP) catheter products," Shepherd continued.

"First quarter sales in our Cardiology and Vascular Access business increased $16 million to $56.5 million, a 40% increase compared to last year, driven by continuing strong growth in our Angio-Seal product line," Shepherd stated. "During the quarter, we announced FDA approval of the Angio-Seal(TM) STS Plus, the Company's latest-generation vascular closure device. A mid-year global launch of this product is planned. The STS Plus builds on the STS Platform which features a self-tightening suture allowing the arterial closure procedure to be completed in the catheterization lab as well as further enhancements directed toward more efficient device positioning, smoother arterial access and simplified deployment."

Shepherd added, "We also announced approval of new labeling for the Angio-Seal(TM) STS 6F vascular closure devices following completion of an IDE study which demonstrated how the Angio-Seal(TM) STS device significantly reduces the time to patient ambulation and discharge following diagnostic procedures. This new labeling is supported by clinical data demonstrating that many patients can be safely ambulated in less than 20 minutes and discharged one hour post-ambulation following diagnostic procedures using our Angio-Seal technology.

"In our Cardiac Surgery business, sales were $66 million, up about 5% compared to the first quarter of 2002 with sales particularly strong in international markets," Shepherd stated.

Shepherd continued, "Finally, on April 1, we announced the completion of the acquisition of Getz Bros. Co., Ltd., the largest distributor of St. Jude Medical's products in Japan. This is an important milestone for our business in Japan. The Getz Bros. acquisition strengthens our presence in Japan, the world's second largest medical technology market, at a critical time in the growth of our international business. For more than 20 years, we have enjoyed a strong partnership with Getz Bros., a well managed and effective organization. In the past few months, integration teams from both companies worked to integrate our operations and systems which will facilitate a smooth transition. With the close of this transaction, we now have a significant direct presence in Japan, which will be complemented by our other long-standing Japanese distributor relationships. In the coming year, we plan to introduce key products into the Japanese market, accelerating growth across all of our business segments.

"It's been a very productive start to the year, and our outlook for the remainder of 2003 remains positive. All of our businesses are well positioned to support the Company's financial expectations for the second quarter and 2003. We look forward to a complete review of our technology and product portfolios at our upcoming analyst meeting on April 24 in New York City which will be web-cast for interested investors," Shepherd concluded.

The previously disclosed acquisition of St. Jude Medical's largest distributor in Japan, Getz Bros., closed on April 1, 2003. The Company anticipates absorbing the higher cost of goods sold associated with the Getz acquisition accounting in the second quarter of 2003. Including the absorption of this higher cost of goods sold, the Company expects consolidated EPS for the second quarter to be in the range of $0.41 - $0.43. For the second half of 2003, the higher cost of goods sold arising from the acquisition of Getz will moderate. For the full year 2003, the Company expects this acquisition will be neutral to EPS. The Company expects consolidated EPS for the full year 2003 to be in the range of $1.75 to $1.80.

During a teleconference scheduled today and available on http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-calendardetails&
Eventld=717421, the Company will review first quarter results and its earnings and revenue forecasts for the second quarter and remainder of 2003.

Any statements made regarding the Company's anticipated product approvals, sales, expenses and earnings are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Report section of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2002 (see pages 6-8). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.


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                             ST. JUDE MEDICAL, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                         (DATA IN THOUSANDS, EXCEPT EPS)
                                   (UNAUDITED)


                                          Three Months Ended  Three Months Ended
                                            March 31, 2003      March 31, 2002

Net sales                                   $   441,384         $   371,193
Cost of sales                                   139,464             118,788
  Gross profit                                  301,920             252,405

  Selling, general & administrative             139,084             122,687
  Research & development                         55,942              46,465

Operating profit                                106,894              82,253
Other income (expense)                            1,197                (485)

Earnings before taxes                           108,091              82,768
  Income tax provision                           28,104              20,692
Net earnings                                $    79,987         $    62,076

Earnings per share
  Basic                                     $      0.45         $      0.35
  Diluted                                   $      0.43         $      0.34

Basic shares outstanding                        178,888             175,223
Diluted shares outstanding                      186,326             182,385


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                               (DATA IN THOUSANDS)
                                   (UNAUDITED)

                                            March 31, 2003     Dec. 31, 2002

Cash & equivalents                          $   497,103         $   401,860

Accounts receivable, net                        405,287             381,246

Inventories                                     231,794             227,024

Other current assets                            103,479             104,187

Property, plant & equipment, net                295,340             300,481


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Other assets                                    543,515             536,581
Total assets                                $ 2,076,518         $ 1,951,379
Current liabilities                         $   362,401         $   374,652
Debt
                                                      0                   0
Total equity                                  1,714,117           1,576,727
Total liabilities & equity                  $ 2,076,518         $ 1,951,379




                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       ST. JUDE MEDICAL, INC.


Date:  April 29, 2003                                  By: /s/ Kevin T. O'Malley
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                                                           Kevin T. O'Malley
                                                           Vice President and
                                                           General Counsel